SUPPLEMENT #2 TO MASTER LOAN AGREEMENT
Date of Supplement: June 24, 2019
THIS SUPPLEMENT #2 TO MASTER LOAN AGREEMENT (this “Supplement”) is made and entered into by Lender and CAS as of the date written above pursuant to the Master Loan Agreement by and between Lender and Borrowers dated June 24, 2019 (the “Master Loan Agreement”).
This Supplement constitutes a Supplement under the Master Loan Agreement and is hereby made a part of the Master Loan Agreement. All capitalized terms herein not otherwise defined herein shall have the meaning ascribed to them in the Master Loan Agreement. The credit facility described in this Supplement is governed by and shall be construed and administered in accordance with the terms and conditions of the Master Loan Agreement and this Supplement.
To the extent any term or condition of this Supplement is inconsistent with any term or condition in the Master Loan Agreement or in any Supplement dated prior to this Supplement, the terms and conditions of this Supplement shall control. Except as specifically amended hereby, all terms and conditions of the Master Loan Agreement and all prior Supplements remain in effect.
In consideration of the mutual covenants contained herein and in the Master Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledges, the Parties agree as follows:

1.	DEFINITIONS.
As used in this Supplement, the following terms have the following meanings:
“CAL Guaranty” means the continuing guaranty of CAL in the form of Exhibit A to be executed concurrently with this Supplement.
“Debt Service Coverage Ratio” means a ratio, the numerator of which shall be EBITDA for the 12-month period then ended and the denominator being the sum of: (i) Debt Service for the same period; plus (ii) the aggregate amount of payments required to be paid by Borrowers by amortizing the lowest principal balance outstanding on the Revolving Note at any time during the applicable Testing Period over a hypothetical five-year period at the then outstanding interest rate in effect at the time of the testing.
“Resting Period” has the meaning ascribed to it in Section 2.4(b) of this Supplement.
“Revolving Loans” means extensions of credit to CAS by Lender pursuant to this Supplement.
“Revolving Note” means the Amended and Restated Revolving Note of CAS in the form of Exhibit B to be executed concurrently with this Supplement.
“Revolving Note Maturity Date” means May 5, 2019, or such earlier date on which the Revolving Note becomes due and payable pursuant to this Supplement or the Master Loan Agreement.
“Testing Period” has the meaning ascribed to it in Section 2.4(b) of this Supplement.

2.	THE CREDIT FACILITY; BORROWING PROCEDURES; INTEREST RATE; PAYMENTS; AND FEES.

2.1.
Credit Facility. So long as no Event of Default has occurred or the obligation of the Lender to advance funds under the Revolving Loans has not been extinguished, Lender may lend to CAS and CAS agrees to borrow from Lender (and to repay to Lender in accordance with the terms hereof) from time to time an aggregate principal sum equal to the principal face amount of the Revolving Note. As long as no Event of Default shall have occurred and be continuing, and subject to the further conditions and limitations contained herein and until expiration or maturity of the Revolving Loans, upon acceleration or otherwise, CAS may borrow, repay and re-borrow the Revolving Loans. If at any time the aggregate principal outstanding of Revolving Loans exceeds the principal face amount of the Revolving Note, CAS shall immediately repay to Lender, without the necessity of notice or demand from Lender, an amount not less than such excess.

All Revolving Loans made pursuant to this Supplement will be evidenced by the Revolving Note, shall be payable, as to interest, in accordance with the Revolving Note, and as to the principal, on the Revolving Note Maturity Date and will be made by deposits or transfers to CAS’s demand deposit account maintained with Lender or as otherwise directed by CAS. Although the Revolving Note shall be expressed to be payable in the full amount specified above, CAS shall be obligated to pay only the principal amount of Revolving Loans actually disbursed to or for the account of CAS, together with interest on the unpaid balance of the sums so disbursed, which remain outstanding from time to time as shown on the records of Lender.

2.2.
Borrowing Procedures. CAS shall request Revolving Loans by written notice, or by telephonic notice confirmed in writing, to Lender, not later than 2:00 p.m., Milwaukee time, on the requested Borrowing Date (which must be a Business Day). Each such request by CAS, must specify the amount of the requested Loan. In the event of any inconsistency between the telephonic notice and the written confirmation thereof, the telephonic notice shall control.

Each request for a Revolving Loan shall be irrevocable and shall constitute a certification by CAS that the borrowing conditions specified in Section 5.2 of the Master Loan Agreement and any conditions set forth in Section 3 of this Supplement will be satisfied on the specified Borrowing Date. Upon fulfillment of the applicable borrowing conditions set forth in Section 5.2 of the Master Loan Agreement and any conditions set forth in Section 3 of this Supplement, Lender shall deposit the Loan proceeds in CAS’s demand deposit account maintained with Lender or as CAS may otherwise direct in writing.
Notwithstanding anything contained herein to the contrary, in the event CAS and Lender have established a loan sweep arrangement, the terms of the documents governing such loan sweep, as applicable, shall supersede the borrowing procedures contained herein.

2.3.
Interest Rate. The unpaid principal balance of each of the Revolving Loans outstanding from time to time shall bear interest for the period commencing on the Borrowing Date of such Loan until such Loan is paid in full. The Revolving Loans shall accrue interest at a variable rate equal to the LIBOR Rate plus 3.00% per annum and such rate shall be adjusted on the 7th day of each month.

2.4.	Payments. CAS shall make the following payments on the Revolving Loans during the following periods:

(a)
Monthly Payments. Monthly payments of accrued unpaid interest only on the Revolving Loans due in arrears on the ‘7th day of each month, commencing on March 7, 2018, together with a final payment of the outstanding principal balance together with all accrued but unpaid interest together with such other amounts as shall then be due and owing from CAS to Lender under the Revolving Note due on the Revolving Note Maturity Date.

(b)
Revolving Loan Resting Period. CAS shall also make principal payments necessary to cause the total outstanding principal balance of all Revolving Loans to be zero (0) for at least thirty (30) consecutive days (the “Resting Period”) during the term of the Revolving Loans, or if the term of the Revolving Loans exceeds one (1) year, during each annual period ending on the anniversary of the date of the Revolving Loans (each a “Testing Period”). Notwithstanding the foregoing, CAS shall have no obligation to cause a Resting Period, if, at the time that a Resting Period would otherwise be required hereunder, CAS achieves a Debt Service Coverage Ratio of 1.10:1.

2.5.	Fees.

(a)	[Intentionally Omitted].

3.	CONDITIONS FOR BORROWING.
In addition to all conditions to borrowing set forth in Section 5.1 of the Master Loan Agreement, Lender’s obligation to make the Loan described in this Supplement is subject to the satisfaction or waiver by Lender in writing on or before the Closing Date of such Loan of the following conditions:

3.1.	Lender shall have received the following, all in form, detail and content satisfactory to Lender:

(a)	The Revolving Note duly executed by CAS; and

(b)	The CAL Guaranty duly executed by CAL.

4.	AFFIRMATIVE COVENANTS.
In addition to all affirmative covenants set forth in Section 6 of the Master Loan Agreement, each Borrower covenants that it will, until Lender’s commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the promissory note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement have been paid in full:

4.1.
Quarterly Rolling Cash Flow Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a Quarterly Rolling Cash Flow Coverage Ratio of not less than 1.25 to 1.0. Lender may determine compliance with this Quarterly Cash Flow Coverage Ratio covenant at any time.

4.2.	Tangible Net Worth. Maintain a Tangible Net Worth of at least $8,500,000 at all times. Lender may determine compliance with this Tangible Net Worth covenant at any time.

5.	NEGATIVE COVENANTS.
In addition to all negative covenants set forth in Section 7 of the Master Loan Agreement, each Borrower covenants that, without the prior written consent of Lender, Borrowers will not, until Lender’s commitment to extend credit under this Supplement and all Permitted Swap Agreements relating to the credit facility extended under this Supplement have terminated or expired and the promissory note evidencing the credit facility extended under this Supplement, and all fees and expenses payable in connection with the credit facility extended under this Supplement, have been paid in full:

5.1.	[Intentionally Omitted].
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IN WITNESS WHEREOF, the Parties have executed this Supplement as of the date first written above.
BORROWERS:        LENDER:

CONTRAIL AVIATION SUPPORT, LLC        OLD NATIONAL BANK

By:    /s/ Joseph Kuhn        By:    /s/ Tommy Olson
Joseph Kuhn        Its:    SVP
Its: CEO

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